NEWS RELEASE
                           FOR IMMEDIATE RELEASE

CONTACT:
Dave Johnson
301-816-1477
www.cta.com

CTA Information Technology Services Company (ITSC)
Poised for Growth Following Sale of Space Business

ROCKVILLE, MD (14 July, 1997) CTA INCORPORATED's recently announced sale of its Space and Telecommunications business to Orbital Sciences Corporation signals CTA's strategic intent to focus its full attention toward aggressively developing its Information Technology Services business. As a $100 million provider of IT services to the Federal, State and commercial markets, CTA Information Technology Services Company (ITSC) is well positioned both technically and financially to achieve sustained growth. The company's current offerings include network design and implementation, mainframe to client sever conversions, software language upgrades, database development and maintenance, electronic data interchange and automated enterprise management technologies.

As a direct result of its position as one of the country's leading providers of Year 2000 date conversion solutions, CTA's State and commercial sales have increased by more than 400% to $30 million in the past 12 months. The Company currently has Year 2000 vendor relationships with 12 State governments along with numerous Federal agencies and a growing list of commercial clients. According to Mr. Terry Piddington, ITSC's Chief Operating Officer, "The heavy demand for CTA's Year 2000 services is a direct result of the high value, full systems solutions that we offer our clients. These solutions emanate from the four years of experience CTA has in completing Year 2000 projects. CTA currently has highly automated Year 2000 conversion centers located in Austin, TX and Lincoln, NE. Additional centers will be opened in Colorado Springs, CO and Rockville, MD in the near future."

With over 800 current employees, CTA ITSC will continue to perform IT services for the Federal Government under long term contracts with the U.S. Navy, U.S. Air Force, FAA, Department of Justice, Department of the Treasury, Department of Veterans Affairs, GSA and other agencies. "We intend to maintain and serve our traditional customers while we continue our rapid growth in the Year 2000 and commercial markets," Mr. Raymond McMillan, ITSC's President states. "CTA has never been better positioned in the marketplace. Our plan calls for us to become a $250 million IT services provider by 1999 with at least 50% of our revenue derived from the State and commercial markets. Our strong financial position following the sale of the Space and Telecommunications business, will allow CTA ITSC to augment the substantial internal growth we are experiencing with strategic acquisitions to achieve this goal."

Founded in 1979, CTA is a long time Federal government contractor with experience in information system engineering, design, integration and development. In recent years ITSC has begun to provide information technology services to commercial clients and State government agencies as well. Headquartered in Rockville, MD, CTA ITSC has over 20 offices nationwide to support its extensive customer base.